UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	October 27, 2016

CAMBREX CORPORATION
(Exact name of Registrant as specified in its charter)

DELAWARE	1-10638	22-2476135
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

ONE MEADOWLANDS PLAZA, EAST RUTHERFORD, NEW JERSEY	07073
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	(201) 804-3000

Check the appropriate box if the Form 8K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2 below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(d) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

CAMBREX CORPORATION

Form 8-K

Current Report

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 27, 2016, the Board of Directors of Cambrex Corporation appointed Bernhard Hampl, 67, as a member of the Company’s Board of Directors for a term expiring on the date of its 2017 annual meeting, and he will serve on the Regulatory Affairs Committee. Dr. Hampl’s appointment increases the size of the Board to ten members.

Dr. Hampl is the President of BKH Pharma Services, a pharmaceutical consultancy firm. From 1996 to 2005 Dr. Hampl was President and CEO of Eon Labs, Inc. in NY, a company specializing in the development, manufacturing and marketing of generic pharmaceuticals, and after the sale of Eon Labs to Novartis’s Sandoz, he was US CEO of Sandoz from 2005 to 2008.

Dr. Hampl currently serves as Co-Chairman of the Board of Softbox Systems LTD, a UK based company specializing in cold chain shipping. He is also a member of the Board of SiO2 Medical, as well as a member of the scientific advisory Board of Formycon AG, a biotech company in Munich, Germany and the CEO- Advisory Board of Great Point Partners, an investment firm in Greenwich, CT. Dr. Hampl is also an advisor to Advent International, a global private equity firm.

Dr. Hampl will be paid in accordance with the Company’s non-employee director compensation program, prorated for the current year, which is as follows: the compensation for non-employee directors consists of an annual retainer of $55,000 plus $1,500 for each Committee meeting attended, an annual award of such number of restricted stock units equivalent in value to $60,000 (determined by dividing $60,000 by the average of the highest and lowest trading prices of the Company’s stock as reported on the NYSE on the date of the award) and an option to purchase $35,000 in value of shares of the Company’s common stock (estimated on the date of the grant using the Black-Scholes option-pricing model based on the director’s age and expected retirement date).

Item 9.01     Financial Statements and Exhibits

(d)     Exhibits

(99.1) Press release issued by Cambrex Corporation dated October 31, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on behalf by the undersigned hereunto duly authorized.

CAMBREX CORPORATION

Date: October 31, 2016	By:	/s/ Samantha Hanley
	Name:	Samantha Hanley
	Title:	Vice President

Exhibit 99.1     Press release dated October 31, 2016.